Exhibit 10(j)

EXECUTION VERSION

PROMISSORY NOTE

US $5,600,000	May 12, 2005

FOR VALUE RECEIVED, Commodore Resources, Inc., a Delaware corporation (“Maker”), promises to pay to the order of The John Buckman and Jan Hanford Trust (“Payee”), at the address for Payee set forth in Section 10 or at such address as the holder of this Promissory Note (this “Note”) may designate from time to time in writing to Maker, the principal amount of FIVE MILLION SIX HUNDRED THOUSAND DOLLARS (US$5,600,000.00).

1.                                       Interest.  Interest on the principal balance hereof shall accrue at the lesser of ten percent (10%) per annum or the Maximum Lawful Rate (as hereinafter defined).  Interest shall be calculated hereunder on the basis of actual days elapsed and computed as if each calendar year consisted of 365 days.

2.                                       Payment Schedule.  Subject to Section 5, Section 6 and Section 7 of this Note, the outstanding principal balance of this Note and interest thereon shall be paid on May 12, 2007.

3.                                       Prepayment Option.  Maker shall have the right to prepay this Note in whole or in part at any time without penalty or premium.  The payments on this Note shall be applied first to accrued but unpaid interest, if any, and then to principal.

4.                                       Related Agreements.  This Note is being entered into in connection with that certain Stock Purchase Agreement, dated as of May 6, 2005 (the “Purchase Agreement”), by and among Maker, Payee, Lyris Technologies, Inc., a Delaware corporation (the “Company”), John Buckman, Jan Hanford and J.L. Halsey Corporation (for certain limited purposes contained therein), pursuant to which, among other things, Maker is purchasing all of the outstanding capital stock of the Company from Payee.  This Note and the Purchase Agreement are collectively referred to herein as the “Transaction Documents.”  Terms having their initial letters capitalized and not defined herein have the meanings ascribed to them in the Purchase Agreement.

5.                                       Condition to Payment.

(a)                                  Except in the event of prepayment pursuant to Section 3, it shall be a condition to payment of all amounts of interest and principal hereunder that the Total Revenues of the Company for the twelve month periods ended March 31, 2006 and 2007, taken in the aggregate, be equal to or greater than $24,000,000; provided that, the amounts of interest and principal due hereunder shall be ratably reduced to the extent that such Total Revenues for the twelve month periods ended March 31, 2006 and 2007 are less than $24,000,000 but greater than or equal to $16,000,000.  By way of example, if Total Revenues for the twelve month periods ended March 31, 2006 and 2007 are $20,000,000, then the amounts of interest and principal otherwise due hereunder shall be reduced by 50%, and if Total Revenues are $15,000,000, then no amounts of interest and principal shall be due hereunder.  Maker shall deliver or cause to be delivered to Payee the Financial Statements for each of the twelve month periods ended March 31, 2006 and 2007 within 10 days after completion of each such Financial Statements by the Company.

(b)                                 In the event the Company elects for any reason to divest itself of a business division or product line, including by licensing any entire product line to a third party, during the twelve month periods ended March 31, 2006 and 2007, Total Revenues for purposes of Section 3(a) shall deemed to include the greater of: (i) the consideration received by the Company as a result of the sale or divestiture transaction or (ii) the revenue that would have been received by the Company from such division or product line for the remainder of the two year period based upon average monthly revenue for (y) the six months immediately preceding the sale or divestiture transaction or (z) the year ended December 31, 2004, whichever shall be greater.

(c)                                  If Payee disagrees with the Total Revenues reflected in the Financial Statements for a particular year, then within 30 days (the “Notice Period”) after Payee’s receipt of such Financial Statements, Payee shall notify Maker of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that the basis for any such disagreement shall be limited to an objection on the basis that the Total Revenues reflected in the Financial Statements were not determined in accordance with GAAP or that GAAP was not applied in the Financial Statements in a manner consistent with the audited financial statements of the Company for the year ended December 31, 2004.  Unless the Financial Statements reflect that Total Revenues exceed $24,000,000 for the applicable two-year period, during the Notice Period, Payee (either directly or through its representative(s)) shall have full access to all books and records of the Company and its affiliates reflecting the computation of Total Revenues, and all supporting information related thereto, including but not limited to books and records necessary to compute any adjustments pursuant to Section 5(b) immediately above; provided that Payee and its representatives and affiliates shall keep all such information confidential. In the event that Payee does not provide a Notice of Disagreement within the Notice Period, Payee shall be deemed to have accepted in full the amount of Total Revenues reflected in the Financial Statements as prepared by Maker, which shall be final, binding and conclusive for all purposes hereunder.  In the event that any Notice of Disagreement is timely provided, Maker and Payee shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements.  If, at the end of such period, Maker and Payee are unable to resolve such disagreements, then the San Francisco, California office of Deloitte & Touche or, failing such accounting firm’s willingness to so serve, such other independent accounting firm of recognized national standing as may be mutually selected by Maker and Payee shall resolve any remaining disagreements; provided, however, if Maker and Payee are unable to so agree within 5 days after Deloitte & Touche informs either Maker or Payee of its unwillingness to so serve (the “Decline Date”), then within 10 days after the Decline Date, each of Maker and Payee shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within 15 days after the Decline Date, then select a third independent accounting firm of recognized national standing to resolve any remaining disagreements (any such accountants selected pursuant to this Section 5(c), the “Dispute Resolution Accounting Firm”).  Maker and Payee will enter into reasonable and customary arrangements for the services to be rendered by the Dispute Resolution Accounting Firm under this Section 5(c).  The Dispute Resolution Accounting Firm shall determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it), to what extent (if any) the Total Revenues reflected in the Financial Statements require adjustment, limiting its review, however, only to the disagreements submitted in the Notice of Disagreement.

The Dispute Resolution Accounting Firm shall only resolve each disagreement by choosing an amount within the range of the amounts submitted by Maker and Payee for such disagreement.  The determination by the Dispute Resolution Accounting Firm shall be final, binding and conclusive on the parties.  The costs, fees and expenses of the Dispute Resolution Accounting Firm shall be borne proportionately by Maker and Payee to the extent that Maker’s and Payee’s determination differs from the Dispute Resolution Accounting Firm’s determination (e.g., if Payee’s determination were 200, Maker’s determination were 100 and the Dispute Resolution Accounting Firm’s determination were 160, Payee would pay 40% of the Dispute Resolution Accounting Firm’s costs, fees and expenses and Maker would pay 60% of such costs, fees and expenses).

(d)                                 As used in this Note, the following terms shall have the meanings provided below:

(i)                                     “Financial Statements” means the consolidated income statement of the Company for the years ended March 31, 2006 and 2007, prepared in accordance with GAAP.

(ii)                                  “GAAP” means the United States generally accepted accounting principles and practices as in effect from time to time, applied in a manner consistent with the application of GAAP to the audited financial statements of the Company for the year ended December 31, 2004 (subject, in the case of financial statements measuring a period ending on a date other than a fiscal year-end, to normal year-end adjustments and the absence of footnote disclosures).

(iii)                               “Total Revenues” means the revenues of the Company as set forth in the line item entitled Total Revenues in the Financial Statements during the applicable year.

6.                                       Subordination.

(a)                                  Payee (by its acceptance hereof) acknowledges and agrees that the indebtedness evidenced by this Note is subordinate and subject in right of payment, priority and collection to any secured indebtedness of Maker (the “Senior Indebtedness”).  Notwithstanding the immediately preceding sentence, Payee shall be entitled to receive the payment of principal and interest under and in strict accordance with the terms and conditions of this Note, provided that no Event of Default (as defined in the agreements governing the Senior Indebtedness) has occurred under the agreements governing the Senior Indebtedness which is continuing or would exist immediately after giving effect to such payment.  Maker agrees promptly to notify Payee of the occurrence of any Event of Default upon receipt of notice of the Event of Default from the lender under the Senior Indebtedness.

(b)                                 Maker covenants and agrees that it will not incur Senior Indebtedness that exceeds 3.5 times the trailing twelve month EBITDA of the Company.  As used in this Note, “EBITDA” means the consolidated earnings of the Company before interest, taxes, depreciation and amortization, as derived from the Financial Statements; provided, that any calculation of EBITDA for purposes of this Note shall exclude (without duplication):  (i) any expenses incurred in connection with the transactions contemplated by the Purchase Agreement; (ii) any payments

(whether in the form of principal, interest or otherwise) to any provider to the Company of financing in connection with (A) the consummation of the transactions contemplated by the Purchase Agreement, (B) any recapitalization or reorganization of the Company, (C) any merger or acquisition transaction, or (D) providing working capital following the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), and any expenses incurred in connection with any of the foregoing; (iii) any extraordinary expenses and losses; (iv) if, after the Closing, new accounting, computer or other office information technology systems, or major changes in any existing information technology systems or operations, are introduced, the cost of such systems or changes and any expenses associated therewith; (v) any net losses in respect of asset dispositions other than sales of inventory in the ordinary course of business; (vi) any charges for equity-based compensation (including, without limitation, for employee stock options); and (vii) any Indemnifiable Losses incurred by Purchaser pursuant to Article 11 of the Purchase Agreement and any indemnification payments received related thereto.  As used in this Note, “incur” means, with respect to any debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such debt or obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as debt, becoming debt shall not be deemed an incurrence of such debt.

7.                                       Right of Offset.  Payee (by its acceptance hereof) acknowledges and agrees that Maker shall have the right at any time and from time to time to set-off any and all indebtedness owing to Payee then outstanding under this Note against, and reduce the amount of indebtedness owing to Payee then outstanding under this Note by, (a) upon written notice to Payee, any amount of Purchaser Indemnifiable Losses to which Maker is entitled pursuant to Article 11 of the Purchase Agreement or pursuant to paragraph (j) of Schedule I to the Purchase Agreement and (b) any amounts paid by the Company through the period ended March 31, 2007 pursuant to that certain License Agreement between Digital Impact, Inc. and Maker dated May 6, 2005.

8.                                       Unsecured Note.  Maker and Payee (by its acceptance hereof) acknowledge and agree that this Note is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of any type, other than the Guaranty of Payment executed as of the date hereof by J.L. Halsey Corporation.

9.                                       Assignment Prohibited.  Payee may not assign its interest in this Note; provided, however, that Payee may assign its interest in this Note to John Buckman or Jan Hanford.

10.                                 Notices.  All notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer or one business day after having been dispatched by an internationally recognized overnight courier service to the appropriate person at the address specified below:

If to Payee:	c/o John Buckman
2735 Fulton Street
Berkeley, California 94705-1031

with a copy to:	Higham, McConnell & Dunning LLP
15 Enterprise, Suite 360
Aliso Viejo, CA 92656
Attention: Curt C. Barwick
Telecopy No.: 949-900-4403

If to Maker:	J. L. Halsey Corporation
103 Foulk Road, Suite 205-Q
Wilmington, Delaware 19803
Attention: David Burt
Telecopy No.: (978) 945-5992

with a copy to:	Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Michael D. Wortley
Telecopy No.: (214) 999-7732

with a copy to:	Admiral Management Company
790 Turnpike Street, Suite 202
North Andover, Massachusetts 01845
Attention: David Burt
Telecopy No.: (978) 945-5992

or to such other address or addresses as any such Person may from time to time designate as to itself by like notice to the other party.

11.                                 Governing Law; Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.  Maker hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and the courts of the United States of America located in Alameda County, State of California for any litigation arising out of or relating to this Note or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10 shall be effective service of process for any litigation brought against it in any such court.  Maker hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Note or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of California or the courts of the United States of America located in Alameda County, State of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.  Each of Maker and Payer hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Note, the transactions contemplated hereby or any of the other transactions contemplated hereby.  Reasonable attorneys’ fees and out-of-pocket costs incurred by Payee in the event of the initiation of any suit by Payee under or in connection with this Note shall be paid by Maker if such action is successful; provided that, if such action is not successful, reasonable attorneys’ fees and out-of-pocket costs incurred by Maker in connection therewith shall be paid by Payee.

12.                                 Compliance with Laws.  It is expressly stipulated and agreed to be the intent of Maker and Payee to at all times comply with the usury and other laws applicable to the Transaction Documents and any subsequent revisions, repeals, or judicial interpretations thereof, to the extent any of the same are applicable hereto.  If such laws are ever revised, repealed, or judicially interpreted so as to render usurious any amount called for under the Transaction Documents, or contracted for, charged, or received with respect to the indebtedness evidenced by this Note, then it is Maker’s and Payee’s express intent that all excess amounts theretofore collected by Payee be credited on the principal balance of this Note (or, if this Note has been paid in full, refunded to Maker), and the provisions of the Transaction Documents immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.  As used herein, “Maximum Lawful Rate” means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on this Note at such time to exceed the maximum amount which the Payee would be allowed to contract for, charge, take, reserve, or receive under applicable law (including the “Cost of Money” limitations pursuant to Section 107.855 of Title 13 of the United States Code of Federal Regulations) after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Transaction Documents.

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EXECUTED as of the date first written above.

MAKER:

COMMODORE RESOURCES, INC.

By:
Name:
Title:

S-1